VOXWARE ANNOUNCES $2 MILLION FINANCING

PRINCETON, NJ — May 5, 2004 – Voxware, Inc. (OTCBB: VOXW), a leading supplier of voice-based solutions for logistics, announced today that it has entered into definitive agreements with certain accredited investors in connection with a private placement of the Company’s Series D Preferred Stock, raising gross proceeds to the Company of approximately $2 million.

Voxware has agreed to sell an aggregate of 136,730,000 shares of Series D Preferred Stock at an aggregate purchase price of $2,050,950. The Series D Preferred Stock has a 7% dividend payable in cash or equity, and will be convertible into Voxware common stock at an initial conversion ratio of one share of common stock for each share of Series D Preferred Stock.

The proceeds of the financing are expected to be used for general corporate purposes, including working capital and expansion of Voxware’s sales and marketing force.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company is required to register for resale by the investors the common stock issuable upon conversion of the Series D Preferred Stock under the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Voxware

Voxware’s corporate headquarters are in Princeton, New Jersey, with operating offices in Cambridge, Massachusetts and Brugge, Belgium. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com.

For Additional Information:

Steve Gerrard

Voxware, Inc.

609-514-4100 x4110

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information.